EXHIBIT 2

The 950,000 shares of Class B Common Stock held by a revocable trust for the benefit of Timothy P. Horne, 1,666,970 shares of Class B Common Stock held by a trust for the benefit of Daniel W. Horne, 1,666,970 shares of Class B Common Stock held by a trust for the benefit of Deborah Horne, 1,495,010 shares of Class B Common Stock held by a trust for the benefit of Peter W. Horne, 21,600 shares of Class B Common Stock held for the benefit of Tiffany Horne Noonan under an irrevocable trust for which Timothy P. Horne serves as trustee, 113,924 shares of Class B Common Stock held by a trust for the benefit of Tiffany Horne Noonan for which Walter J. Flowers serves as the sole trustee, 6,447 shares of Class B Common Stock held by a trust for the benefit of Kiera R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, 6,447 shares of Class B Common Stock held by a trust for the benefit of Tessa R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees, and 5,922 shares of Class B Common Stock held by a trust for the benefit of Liv R. Noonan, for which Joseph T. Noonan and Walter J. Flowers serve as co-trustees (5,933,290 shares of Class B Common Stock in the aggregate) are subject to the terms of The George B. Horne Voting Trust Agreement-1997 (the “1997 Voting Trust”). Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust.

Under the terms of the 1997 Voting Trust, in the event Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Joseph T. Noonan and Walter J. Flowers (each, a “Successor Trustee” and collectively, the “Successor Trustees”), shall thereupon become co-trustees of the 1997 Voting Trust if such individuals are willing and able to succeed. At any time, Timothy P. Horne, if then living and not subject to incapacity, may designate up to two additional persons, one to be designated as the primary designee (the “Primary Designee”) and the other as the secondary designee (“Secondary Designee”), to serve in the stead of any Successor Trustee who shall be unable or unwilling to serve as a trustee of the 1997 Voting Trust. Such designations are revocable by Timothy P. Horne at any time prior to the time at which such designees become a trustee. If any of the Successor Trustees is unable or unwilling or shall otherwise fail to serve as a trustee of the 1997 Voting Trust, or after becoming a co-trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees shall not concur on matters not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. No trustee or Successor Trustee shall possess the Determination Power unless it is specifically conferred upon such trustee pursuant to the provisions of the 1997 Voting Trust.

The 1997 Voting Trust was extended effective as of November 26, 2024 by unanimous agreement of the holders of all of the outstanding trust certificates issued under the 1997 Voting Trust agreement for an additional period of four years and will expire on August 26, 2030. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the trustees.

This summary is qualified in its entirety by reference to the 1997 Voting Trust which is incorporated herein by reference to Exhibit 9.2 of the Issuer's Annual Report on Form 10-K dated September 28, 1999 filed with the Securities and Exchange Commission.